Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Singular Genomics Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$51,103,067.20 (1)(2)	0.00015310	$7,823.88 (3)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$51,103,067.20

Total Fees Due for Filing			$7,823.88

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$7,823.88

(1)

Aggregate number of securities to which transaction applies: The maximum number of shares of Singular Genomics Systems, Inc. (the “Company”) common stock, par value $0.0001 per share (“Common Stock”), to which this transaction applies is estimated to be 2,611,373, which consists of (1) 2,533,744 shares of Common Stock entitled to receive the per share merger consideration of $20.00; (2) 65,220 shares of Common Stock underlying vested stock options entitled to receive the per share merger consideration of $20.00 per share minus any applicable exercise price; and (3) 12,409 shares of Common Stock underlying restricted stock units, which may be entitled to receive the per share merger consideration of $20.00.

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of December 31, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 2,533,744 shares of Common Stock and the per share merger consideration of $20.00; (2) the product of 65,220 shares of Common Stock underlying vested stock options and $2.76 per share (which is the difference between the per share merger consideration of $20.00 and the weighted average exercise price of $17.24 per share); and (3) the product of 12,409 shares of Common Stock underlying restricted stock units and the per share merger consideration of $20.00.

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00015310.